Exhibit 99.1

SemiLEDs Reports Third Quarter Fiscal Year 2021

Financial Results

Hsinchu, Taiwan (July 6, 2021) — SemiLEDs Corporation (NASDAQ: LEDS), “SemiLEDs” or the “Company,” a developer and manufacturer of LED chips and LED components, today announced its financial results for the third quarter of fiscal year 2021, ended May 31, 2021.

Revenue for the third quarter of fiscal 2021 increased to $1.4 million, compared to $1.2 million in the second quarter of fiscal 2021. GAAP net loss attributable to SemiLEDs stockholders for the third quarter of fiscal 2021 decreased to $64 thousand, or $(0.02) per diluted share, compared to a net loss of $255 thousand, or $(0.06) per diluted share, in the second quarter of fiscal 2021.

GAAP gross margin for the third quarter of fiscal 2021 increased to 46%, compared with gross margin for the second quarter of fiscal 2021 of 20%. Operating margin for the third quarter of fiscal 2021 decreased to negative 41%, compared with negative 42% for the second quarter of fiscal 2021. The Company’s cash and cash equivalents were $1.7 million at May 31, 2021, compared to $2.1 million at the end of the second quarter of fiscal 2021.

We are unable to forecast revenue for the fourth quarter ending August 31, 2021 at this time given the continuing uncertain impact of COVID-19 on the economy and the Company.

About SemiLEDs

SemiLEDs develops and manufactures LED chips and LED components for general lighting applications, including street lights and commercial, industrial, system and residential lighting, along with specialty industrial applications such as ultraviolet (UV) curing, medical/cosmetic, counterfeit detection, horticulture, architectural lighting and entertainment lighting. SemiLEDs sells blue, white, green and UV LED chips.

Forward Looking Statements

This press release contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, any statements about historical results that may suggest trends for SemiLEDs’ business; any statements of the plans, the potential impact of the COVID-19 pandemic on our business; strategies and objectives of management for future operations; any statements of expectation or belief regarding recovery of the LED industry, market opportunities and other future events or technology developments; any statements regarding SemiLEDs’ position to capitalize on any market opportunities; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future SemiLEDs’ or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors that may affect SemiLEDs’ business, results of operations and financial condition. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Christopher Lee

Chief Financial Officer

SemiLEDs Corporation

+886-37-586788

investor@semileds.com

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars)

	May 31,	February 28,
	2021	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,666	$2,086
Restricted cash and cash equivalents	90	88
Accounts receivable (including related parties), net	1,067	800
Inventories	3,618	2,905
Prepaid expenses and other current assets	744	743
Total current assets	7,185	6,622
Property, plant and equipment, net	5,462	5,549
Operating lease right of use assets	1,676	1,672
Intangible assets, net	130	120
Investments in unconsolidated entities	1,015	992
Other assets	169	172
TOTAL ASSETS	$15,637	$15,127
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$5,125	$5,023
Accounts payable	530	439
Advance receipt toward the convertible note	500	500
Accrued expenses and other current liabilities	2,836	2,483
Operating lease liabilities, current	688	611
Liabilities held for sale	114	126
Total current liabilities	9,793	9,182
Long-term debt, excluding current installments	2,710	2,777
Operating lease liabilities, less current portion	1,562	1,546
Total liabilities	14,065	13,505
Commitments and contingencies
EQUITY:
SemiLEDs stockholders’ equity
Common stock	—	—
Additional paid-in capital	177,361	177,313
Accumulated other comprehensive income	3,543	3,585
Accumulated deficit	(179,376)	(179,312)
Total SemiLEDs stockholders' equity	1,528	1,586
Noncontrolling interests	44	36
Total equity	1,572	1,622
TOTAL LIABILITIES AND EQUITY	$15,637	$15,127

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars and shares, except per share data)

	Three Months Ended
	May 31,	February 28,
	2021	2021
Revenues, net	$1,439	$1,206
Cost of revenues	775	965
Gross profit	664	241
Operating expenses:
Research and development	528	288
Selling, general and administrative	730	667
Gain on disposals of long-lived assets	(2)	(207)
Total operating expenses	1,256	748
Loss from operations	(592)	(507)
Other income (expenses):
Interest expenses, net	(94)	(92)
Other income, net	474	307
Foreign currency transaction gain, net	155	38
Total other income, net	535	253
Loss before income taxes	(57)	(254)
Income tax expense	—	—
Net loss	(57)	(254)
Less: Net gain attributable to noncontrolling interests	7	1
Net loss attributable to SemiLEDs stockholders	$(64)	$(255)
Net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	$(0.02)	$(0.06)
Shares used in computing net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	4,060	4,033

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